Exhibit 8.1

List of the Registrant’s Significant Subsidiaries

Wholly-Owned Subsidiaries

Place of Incorporation
1	Broad Cosmos Enterprises Ltd.	British Virgin Islands
2	Air Net International Limited	British Virgin Islands
3	Air Net (China) Limited	Hong Kong
4	Yuehang Chuangyi Technology (Beijing) Co., Ltd.	PRC
5	Shenzhen Yuehang Information Technology Co., Ltd.	PRC
6	Xi'an Shengshi Dinghong Information Technology Co., Ltd.	PRC

Affiliated Entities Consolidated in the Registrant's Financial Statements

Place of Incorporation
7	Beijing Linghang Shengshi Advertising Co., Ltd.	PRC
8	Wangfan Tianxia Network Technology Co., Ltd.	PRC
9	Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
10	AirMedia Online Network Technology Group Co., Ltd.	PRC
11	Beijing Airnet Pictures Co., Ltd.	PRC
12	Beijing Zhihe Xianglong Advertising Co., Ltd.	PRC
13	Wenzhou Yuehang Advertising Co., Ltd.	PRC
14	Beijing Dongding Gongyi Advertising Co., Ltd.	PRC
15	Beijing GreatView Media Advertising Co., Ltd.	PRC
16	Guangzhou Meizheng Online Network Technology Co., Ltd.	PRC
17	Beijing Yuehang Tianyi Electronic Information Technology Co., Ltd.	PRC
18	Wangfan Linghang Mobile Network Technology Co., Ltd.	PRC
19	Guangzhou Meizheng Information Technology Co., Ltd.	PRC
20	AirMedia Henglong Mobile Network Technology Co., Ltd.	PRC
21	Beijing Wangfan Jiaming Pictures Co., Ltd.	PRC
22	Meizheng Network Information Technology Co., Ltd.	PRC
23	Beijing Wangfan Jiaming Advertising Co.,Ltd.	PRC
24	Shandong Airmedia Cheweishi Network Technology Co., Ltd.	PRC
25	Dingsheng Ruizhi (Beiing) Investment Consulting Co., Ltd.	PRC
26	Wangfan Tongda Culture Development (Beijing) Co., Ltd.	PRC
27	Yuehang Zhongying E-commerce Co., Ltd.	PRC
28	Beijing Airport United Culture Media Co., Ltd.	PRC